Exhibit 21.1

List of Subsidiaries

Biospherics Incorporated
Nuta Technology Corp.
Spherix Portfolio Acquisition I, Inc.
Spherix Portfolio Acquisition II, Inc.
Guidance IP LLC
CompuFill LLC
Directional IP LLC